Exhibit 99.1

CONTACTS:
Mike Steele	Karen Denning
Investor Relations	Media Relations
561-438-3657	630-864-6050
Michael.Steele@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces First Quarter 2015 Results

Delivers Substantial Increase in Operating Income

Boca Raton, Fla., May 5, 2015 — Office Depot, Inc. (“Office Depot”, or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, which entered into a definitive agreement on February 4, 2015 to be acquired by Staples, Inc., today announced results for the first quarter ended March 28, 2015.

“We were pleased to have doubled adjusted operating income in the first quarter versus last year, primarily due to continued excellent execution on our merger integration, synergies and efficiencies,” said Roland Smith, chairman and chief executive officer for Office Depot, Inc. “As expected, we experienced sales declines compared to prior year, driven primarily by planned store closures and foreign currency translation. We continue to focus on executing on our Critical Priorities and remain on track with the Office Depot/OfficeMax merger integration and our European restructuring.”

Smith added, “Regarding the pending acquisition by Staples, the regulatory review process is progressing well and we continue to anticipate this transaction will close by the end of 2015.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2015 were $3.9 billion compared to $4.4 billion in the first quarter of 2014, a decrease of 11%.

In the first quarter of 2015, Office Depot reported operating income of $88 million and net income attributable to Office Depot, Inc. of $45 million, or $0.08 earnings per share. In the first quarter of 2014, the reported operating loss was $79 million and the net loss attributable to Office Depot, Inc. was $109 million, or $0.21 loss per share.

Adjusted (non-GAAP) Results (1)

Total adjusted sales in the first quarter of 2015 declined 4% compared to the prior year period, excluding the impact of foreign currency translation, U.S. retail store closures, and first quarter 2014 sales from the company’s interest in the Grupo OfficeMax joint venture which was sold in August 2014.

(1)	Adjusted results include non-GAAP measures and exclude charges or credits not indicative of our core operations and the tax effect of these items, which may include but not be limited to merger integration and acquisition-related expenses, restructuring charges, and asset impairments. Adjusted results for the first quarter of 2014 also exclude results from the Grupo OfficeMax consolidated joint venture for comparability, as the Office Depot interest in the joint venture was sold in August 2014. Additionally, the adjusted year-over-year rate of sales decline for the consolidated company excludes first quarter 2014 sales from the company’s interest in the Grupo OfficeMax joint venture, and the impact from foreign currency translation and U.S retail store closures. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Adjusted operating income for the first quarter of 2015 was $135 million compared to $68 million in the first quarter of 2014. Adjusted net income attributable to Office Depot, Inc. for the first quarter of 2015 was $71 million, or $0.13 earnings per share, compared to $37 million, or $0.07 earnings per share, in the first quarter of 2014.

•	Adjusted operating income for the first quarter of 2015 excludes special charges and credits totaling $48 million, which were comprised of $30 million in expenses related to the Office Depot/OfficeMax merger and the pending acquisition by Staples, $13 million in International restructuring charges, and $5 million in non-cash store impairment charges.

•	Adjusted net income for the first quarter of 2015 excludes the tax effect of these items.

Consolidated (in millions, except per share amounts)	1Q15	1Q14
Selected GAAP measures:
Sales	$3,877	$4,354
Sales decline from prior year period – as reported	(11)%
Gross profit	$937	$1,015
Gross profit margin	24.2%	23.3%
Operating income (loss)	$88	$(79)
Net income (loss) attributable to Office Depot, Inc.	$45	$(109)
Net earnings (loss) per share	$0.08	$(0.21)
Selected Non-GAAP measures:
Adjusted sales decline from prior year excluding Q1 2014 Grupo OfficeMax JV sales, impact from foreign currency translations, and impact from U.S store closures	(4)%
Adjusted gross profit	$937	$998
Adjusted gross profit margin	24.2%	23.3%
Adjusted operating income	$135	$68
Adjusted operating income margin	3.5%	1.6%
Adjusted net income attributable to Office Depot, Inc.	$71	$37
Adjusted net earnings per share	$0.13	$0.07

Divisional Results

North American Retail Division

Retail Division sales were $1.7 billion in the first quarter of 2015, a decline of 9% compared to the prior year period, primarily due to planned store closures in the fiscal twelve months through March 28, 2015. Same-store sales declined 2%, primarily due to lower average order value.

North American Retail (in millions)	1Q15	1Q14
Sales	$1,653	$1,811
Same-store sales decline from prior year	(2)%
Division operating income	$86	$37
Division operating income margin	5.2%	2.0%

Retail Division operating income was $86 million, or 5.2% of sales, in the first quarter of 2015 compared to $37 million, or 2.0% of sales, in the first quarter of 2014. The increase compared to the prior year quarter resulted largely from a decrease in occupancy costs driven by store closures, a decrease in selling, general, and administrative expenses including advertising and payroll, as well as improvement in the gross margin rate; all of which were partially offset by the negative flow-through impact of lower sales.

Office Depot ended the first quarter of 2015 with a total of 1,725 retail stores in the North American Retail Division. During the quarter, the company closed 20 stores.

North American Business Solutions Division

Business Solutions Division sales were $1.5 billion in the first quarter of 2015, a decline of 4% compared to the prior year period. Sales declined 3% in constant currency. The sales decline was mostly attributable to the scheduled transition out of certain large customers that purchased under a legacy OfficeMax Tier 1 buying arrangement and lower sales in Canada.

Business Solutions (in millions)	1Q15	1Q14
Sales	$1,477	$1,540
Sales decline in constant currency from prior year	(3)%
Division operating income	$58	$40
Division operating income margin	3.9%	2.6%

Business Solutions Division operating income was $58 million, or 3.9% of sales, in the first quarter of 2015 compared to $40 million, or 2.6% of sales, in the first quarter of 2014. The increase compared to the prior year quarter was driven by lower selling, general, and administrative expenses including payroll and advertising, and improvement in the gross margin rate; all of which were partially offset by the negative flow-through impact of lower sales.

International Division

International Division sales were $0.8 billion in the first quarter of 2015, a decline of 20% compared to the prior year period, primarily due to the negative impact of foreign currency translation. International sales declined 7% in constant currency.

International (in millions)	1Q15	1Q14
Sales	$747	$935
Sales decline in constant currency from prior year	(7)%
Division operating income	$14	$16
Division operating income margin	1.9%	1.7%

International Division operating income was $14 million, or 1.9% of sales, in the first quarter of 2015 compared to $16 million, or 1.7% of sales, in the first quarter of 2014. The decrease in division operating income reflected the negative flow-through impact of lower sales and a $2 million impact from negative currency translation; partially offset by lower selling, general, and administrative expenses including payroll and advertising, and improvement in the gross margin rate.

At the end of the first quarter of 2015, there were a total of 262 retail stores in the International Division, including 144 company-owned stores and 118 stores operated by franchisees and licensees.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $22 million in the first quarter of 2015, a decrease of $3 million from the prior year period.

Balance Sheet and Cash Flow

As of March 28, 2015, Office Depot had $927 million in cash and cash equivalents and approximately $1.1 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $2.1 billion. Total debt was $710 million, excluding $834 million of non-recourse debt related to the credit-enhanced timber installment notes. In the first quarter of 2015, cash used in operating activities, including payments related to merger and acquisition expenses of $66 million, was $46 million. Capital expenditures were $27 million in the first quarter of 2015, including $10 million related to merger integration.

Acquisition by Staples

On February 4, 2015, Staples and Office Depot announced that the companies entered into a definitive agreement under which Staples will acquire all of the outstanding shares of Office Depot. Under the terms of the agreement, Office Depot shareholders will receive, for each Office Depot share, $7.25 in cash and 0.2188 of a share in Staples stock at closing. The transaction has been approved by both companies’ Board of Directors and is subject to Office Depot shareholders’ approval, as well as various regulatory approvals and other customary closing conditions. The agreement includes representations, warranties and conditions, including breakup fees under certain conditions if the transaction fails to close. The transaction is anticipated to close by the end of 2015. Refer to the company’s preliminary proxy statement/prospectus filed with the Securities and Exchange Commission on April 27, 2015, for additional information on the transaction.

Outlook

Office Depot continues to expect total company sales in 2015 to be lower than 2014, primarily due to its decision to close certain stores, the negative impact of currency translation, business disruption from the announcement of the pending acquisition by Staples, and continued challenging market conditions.

In 2015, total company capital expenditures is expected to be approximately $230 million, including approximately $80 million related to merger integration. Total company depreciation and amortization is expected to be approximately $300 million in 2015.

Office Depot continues to make significant progress on its merger integration with OfficeMax. By the end of 2016, the completion of the three-year integration period, the company continues to expect to achieve total annual run-rate merger synergy benefits of more than $750 million. The company began 2015 with over $500 million in run-rate merger synergy benefits.

Office Depot expects approximately $250 million of merger integration expenses will be required during the 2015-2016 period, approximately half of which is related to optimizing the U.S. retail store portfolio by closing approximately 135 stores in 2015 and at least 100 stores in 2016. The company anticipates integration capital spending of approximately $160 million during the 2015-2016 period.

Also, the company continues to expect the previously announced European restructuring plan, which includes the creation of centralized and standardized processes across Europe, to generate the same local currency annual cost reduction benefits by the end of 2016 as previously communicated in October 2014, which had translated to approximately $90 million. Restructuring charges are expected to be approximately $80 million in 2015, consisting of severance pay and other employee termination benefits as well as lease obligation and other costs.

Additionally, in 2015 the company estimates it will incur approximately $100 million of expenses related to the pending acquisition by Staples, primarily employee retention costs and advisory fees, including $15 million incurred in the first quarter of 2015.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has annual sales of approximately $16 billion, employs approximately 56,000 associates, and serves consumers and businesses in 56 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot’s proposed merger with Staples, including satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, contractual restrictions on the conduct of Office Depot’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive.

Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Office Depot and Staples. In connection with the proposed transaction, Staples will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the proxy statement of Office Depot that also constitutes a prospectus of Staples. The definitive proxy statement/prospectus will be mailed to stockholders of Office Depot. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, STAPLES, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Office Depot and Staples through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive proxy statement/prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878.

Office Depot and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Office Depot’s stockholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Office Depot’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Office Depot is set forth in Office Depot’s Annual Report on Form 10-K, as amended for the year ended December 27, 2014, which is filed with the SEC. Additional information regarding the interests of Office Depot’s directors and executive officers in the proposed transaction, which may be different than those of Office Depot’s stockholders generally, will be contained in the proxy statement/prospectus that will be filed with the SEC.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 28, 2015	March 29, 2014
Sales	$3,877	$4,354
Cost of goods sold and occupancy costs	2,940	3,339

Gross profit	937	1,015
Selling, general and administrative expenses	801	943
Asset impairments	5	50
Merger, restructuring, and other operating expenses, net	43	101

Operating income (loss)	88	(79)
Other income (expense):
Interest income	6	6
Interest expense	(25)	(25)
Other income, net	1	1

Income (loss) before income taxes	70	(97)
Income tax expense	25	11

Net income (loss)	45	(108)
Less: Results attributable to the noncontrolling interests	—	1

Net income (loss) attributable to Office Depot, Inc.	$45	$(109)

Basic and diluted earnings (loss) per share	$0.08	$(0.21)

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	March 28, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$927	$1,071
Receivables, net	1,201	1,264
Inventories	1,554	1,638
Prepaid expenses and other current assets	327	245

Total current assets	4,009	4,218
Property and equipment, net	887	963
Goodwill	397	391
Other intangible assets, net	67	72
Timber notes receivable	921	926
Deferred income taxes	27	32
Other assets	240	242

Total assets	$6,548	$6,844

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,251	$1,340
Accrued expenses and other current liabilities	1,319	1,517
Income taxes payable	17	4
Short-term borrowings and current maturities of long-term debt	52	32

Total current liabilities	2,639	2,893
Deferred income taxes and other long-term liabilities	607	621
Pension and postretirement obligations, net	188	196
Long-term debt, net of current maturities	658	674
Non-recourse debt	834	839

Total liabilities	4,926	5,223

Commitments and contingencies
Stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 552,197,855 in March 2015 and 551,097,537 in December 2014	6	6
Additional paid-in capital	2,566	2,556
Accumulated other comprehensive income	53	107
Accumulated deficit	(945)	(990)
Treasury stock, at cost – 5,915,268 shares in 2015 and 2014	(58)	(58)

Total equity	1,622	1,621

Total liabilities and stockholders’ equity	$6,548	$6,844

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 28, 2015	March 29, 2014
Cash flows from operating activities:
Net income (loss)	$45	$(108)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	74	77
Charges for losses on inventories and receivables	16	20
Asset impairments	5	50
Changes in working capital and other	(186)	(113)

Net cash used in operating activities	(46)	(74)

Cash flows from investing activities:
Capital expenditures	(27)	(39)
Acquisition, net of cash acquired	(10)	—
Proceeds from sale of available for sale securities	—	22
Restricted cash	(68)	—
Proceeds from assets sold and other	35	9

Net cash used in investing activities	(70)	(8)

Cash flows from financing activities:
Net proceeds on employee share-based transactions	1	(3)
Net payments on long and short-term borrowings	(9)	5

Net cash provided by (used in) financing activities	(8)	2

Effect of exchange rate changes on cash and cash equivalents	(20)	—
Impact of cash and cash equivalent in consolidated joint-venture held for sale	—	(5)
Net decrease in cash and cash equivalents	(144)	(85)
Cash and cash equivalents at beginning of period	1,071	955

Cash and cash equivalents at end of period	$927	$870

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

(In millions, except per share amounts)

Q1 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$3,877		$—	$—	$3,877
Gross profit	937	24.2%	—	—	937	24.2%
Operating expenses	849	21.9%	48	—	801	20.7%

Operating income (loss)	$88	2.3%	$(48)	$—	$135	3.5%
Net income (loss) attributable to Office Depot, Inc.	$45	1.2%	$(27)	$—	$71	1.8%
Earnings (loss) per share	$0.08		$(0.05)	$—	$0.13

Q1 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$4,354		$—	$68	$4,285
Gross profit	1,015	23.3%	—	17	998	23.3%
Operating expenses	1,094	25.1%	151	13	930	21.7%

Operating income (loss)	$(79)	(1.8)%	$(151)	$4	$68	1.6%
Net income (loss) attributable to Office Depot, Inc.	$(109)	(2.5)%	$(147)	$1	$37	0.9%
Earnings (loss) per share	$(0.21)		$(0.28)	$0.00	$0.07

Amounts may not foot due to rounding

Note: Beginning with the first quarter of 2015, the company has recognized deferred tax benefits in its US tax provision for determining non-GAAP net income attributable to Office Depot, Inc. and earnings per share (“EPS”). This change has not been applied to the tax provision for determining GAAP net income attributable to Office Depot, Inc. or EPS as the company remains in a cumulative loss for the 36 month period on a GAAP basis.

Sales Decline Reconciliation:	13 Weeks Ended March 28, 2015
Reported (GAAP) sales decline	(11)%
Exclusion of foreign currency translation impact	(3)%
Exclusion of U.S. store closure impacts	(3)%
Exclusion of Q1 2014 Grupo OfficeMax JV sales	(2)%

Adjusted Sales decline excluding impact from foreign currency translation, U.S. retail store closures, and Q1 2014 Grupo OfficeMax JV sales	(4)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	13 Weeks Ended
Store Counts	March 28, 2015	March 29, 2014
North American Retail (NAR):
Stores opened	—	2
Stores closed	20	14
Total NAR (U.S.) stores	1,725	1,900
Total NAR square footage (in millions)	39.2	43.2
Average square footage per store (in thousands)	22.7	22.7

Business Solutions Division: (1)
Stores opened	—	—
Stores closed	—	—
Total Business Solutions (Canada)	—	19

International Division Company-Owned:
Stores opened	—	2
Stores closed	2	—
Total International Company-Owned	144	146

International Division Franchisees & Licensees:
Stores opened	—	—
Stores closed	—	—
Total International Franchisees & Licensees	118	115

Other (Mexico Joint Venture): (2)
Stores opened	—	—
Stores closed	—	1
Total Mexico Joint Venture	—	92

(1)	All 19 Grand & Toy branded stores in Canada were closed during the second quarter of 2014
(2)	The company’s interest in the Grupo OfficeMax joint venture was sold in August 2014